Exhibit 99.1

Deckers Brands Reports Third Quarter Fiscal 2017 Financial Results

GOLETA, Calif.--(BUSINESS WIRE)--February 2, 2017--Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the third fiscal quarter ended December 31, 2016.

Throughout this release, references to Non-GAAP financial measures exclude certain restructuring and other charges. Additional information regarding these Non-GAAP financial measures is set forth under the heading “Non-GAAP Financial Measures” below.

“While the slow start to the holiday season limited our reorder opportunities and led to a shortfall in third quarter sales and earnings, sell-through of the UGG® brand accelerated sharply late in the quarter. Our December performance helped drive a positive 4.7% Direct-to-Consumer (DTC) comparable sales increase and also ensured that our wholesale partners ended the calendar year with cleaner inventory levels compared with a year ago. While we are disappointed that our overall results fell short of projections, we are confident that our product, pricing and distribution strategies will benefit the long-term health of the UGG brand,” said Dave Powers, President and CEO.

“With the accelerated change that we are seeing in the marketplace, we plan to further transform our operating structure in order to grow profitably and become more nimble. On top of approximately $60 million in previously announced SG&A and gross margin improvements, we have identified approximately $90 million of additional savings that we plan to implement over the course of the next two fiscal years, which we anticipate will ultimately more than offset future investments aimed at growing the business. These new initiatives will better position the Company to succeed in a more competitive and faster paced environment, drive improved profitability, and deliver greater shareholder value,” said Powers.

Third quarter results include charges of $128.9 million related to the write-down of Sanuk® brand goodwill and intangible assets, retail impairments and other restructuring related charges. The Sanuk brand impairment charge was $118.0 million, retail related charges were $9.0 million and other restructuring charges totaled $1.9 million. While Sanuk continues to be an important brand in the casual canvas and sandal categories, our current expectations for future international and domestic expansion are more limited than our initial estimates.

Third Quarter Fiscal 2017 Financial Review

  Net sales decreased (4.5)% to $760.3 million compared to $795.9 million for the same period last year. On a constant currency basis, net sales decreased (3.7)%.
  Gross margin was 50.5% compared to 49.1% for the same period last year.
  SG&A expenses as a percentage of sales were 43.5% compared to 23.7% for the same period last year. Non-GAAP SG&A expenses as a percentage of sales were 26.5%.
  Operating income was $53.3 million compared to $202.5 million for the same period last year. Non-GAAP operating income was $182.2 million.
  Diluted earnings per share was $1.27 compared to $4.78 for the same period last year. Non-GAAP diluted earnings per share was $4.11.
  In the quarter, the company recorded impairment charges related to the Sanuk brand, retail restructuring, and other charges of $128.9 million.

Brand Summary

  UGG brand net sales for the third quarter decreased (5.3)% to $704.0 million compared to $743.2 million for the same period last year. On a constant currency basis, sales decreased (4.4)%. The year over year decrease was driven by lower domestic wholesale sales, primarily due to a slower than expected start to the quarter, partially offset by stronger than expected DTC comparable sales.
  Teva® brand net sales for the third quarter increased 3.9% to $14.6 million compared to $14.1 million for the same period last year. On a constant currency basis, sales increased 2.0%. The increase in sales was driven by an increase in global DTC sales.
  Sanuk brand net sales for the third quarter decreased (18.4)% to $13.9 million compared to $17.0 million for the same period last year on both a reported and constant currency basis. The decrease in sales was driven by a decrease in global wholesale and distributor sales.
  Combined net sales for the third quarter of the Company’s other brands increased 28.6% to $27.8 million compared to $21.6 million for the same period last year. On a constant currency basis, sales increased 27.9%. The increase was primarily attributable to increased HOKA ONE ONE® sales and Koolaburra® by UGG sales. HOKA ONE ONE brand net sales, which are included as part of the Company’s other brand sales, increased 18.3% compared to the same period last year.

Channel Summary (included in the brand sales numbers above)

  Wholesale and distributor net sales for the third quarter decreased (12.6)% to $388.6 million compared to $444.6 million for the same period last year. On a constant currency basis, sales decreased (12.5)%.
  DTC net sales for the third quarter increased 5.8% to $371.7 million compared to $351.3 million for the same period last year. On a constant currency basis, sales increased 7.4%. DTC comparable sales for the third quarter increased 4.7% over the same period last year.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic net sales for the third quarter decreased (9.9)% to $489.5 million compared to $543.3 million for the same period last year.
  International net sales for the third quarter increased 7.2% to $270.8 million compared to $252.6 million for the same period last year. On a constant currency basis, sales increased 11.7%.

Balance Sheet

At December 31, 2016, cash and cash equivalents were $296.4 million compared to $263.0 million at December 31, 2015. The Company had $62.4 million in outstanding borrowings at December 31, 2016 compared to $56.3 million at December 31, 2015.

Company-wide inventories at December 31, 2016 increased 0.8% to $373.5 million from $370.6 million at December 31, 2015. By brand, UGG inventory decreased (0.1)% to $287.2 million at December 31, 2016, Teva inventory increased 7.1% to $31.1 million at December 31, 2016, Sanuk inventory decreased (3.9)% to $22.3 million at December 31, 2016, and the other brands inventory increased 6.1% to $32.9 million at December 31, 2016.

Full Year Fiscal 2017 Outlook for the Twelve Month Period Ending March 31, 2017

  The Company now expects fiscal year 2017 net sales to be down approximately (5.0)%.
  Gross margin for fiscal 2017 is expected to be approximately 47.0%.
  SG&A expenses as a percentage of sales are expected to be approximately 38% on a non-GAAP basis.
  The Company expects fiscal 2017 non-GAAP diluted earnings per share to be in the range of $3.45 to $3.55. This excludes any pretax charges that may occur from any further restructuring charges.
  The effective tax rate is expected to be approximately 27% on a non-GAAP basis.
  The Company expects total impairment, restructuring, and other charges for fiscal year 2017 to be approximately $150 million.

Fourth Quarter Fiscal 2017 Outlook for the Three Month Period Ending March 31, 2017

  The Company expects fourth quarter fiscal year 2017 net sales to be in the range of down approximately (6)% to (5)% versus the same period last year.
  The Company expects non-GAAP diluted earnings per share to be in the range of a loss of $(0.10) to break-even compared to non-GAAP diluted earnings per share of $0.11 for the same period last year. This excludes any pretax charges that may occur from any further restructuring charges.
  The Company expects restructuring charges for fourth quarter fiscal year 2017 to be approximately $20 million.

Non-GAAP Financial Measures

We present certain Non-GAAP financial measures in this press release, including Non-GAAP SG&A expenses, Non-GAAP operating income and Non-GAAP diluted earnings per share, to provide information that may assist investors in understanding our financial results and assessing our prospects for future performance. We believe these Non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results, such as restructuring charges relating to retail store closures and office consolidations. In particular, we believe that the exclusion of certain costs and charges allows for a more meaningful comparison of our results from period to period. These Non-GAAP measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. These Non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such Non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the financial measures to the most directly comparable GAAP measures has been provided under the heading “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” in the financial statement tables included below.

Conference Call Information

The Company’s conference call to review the results for the third quarter 2017 will be broadcast live today, Thursday, February 2, 2017 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the “Investor Information” tab and then clicking on the microphone icon at the top of the page.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra® by UGG, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses and earnings per share, as well as statements regarding the implementation or expected outcome of our various product, pricing, branding and marketing strategies. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as well as in our other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Nine-month period ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales	$760,345	795,902	$1,420,682	1,496,562
Cost of sales	376,711	404,885	744,371	804,836
Gross profit	383,634	391,017	676,311	691,726

Selling, general and administrative expenses	330,384	188,517	647,357	501,721
Income from operations	53,250	202,500	28,954	190,005

Other expense, net	2,363	1,842	4,476	4,187
Income before income taxes	50,887	200,658	24,478	185,818

Income tax expense	9,860	43,737	3,064	39,847
Net income	41,027	156,921	21,414	145,971

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on foreign currency hedging	(1,399)	1,417	620	981
Foreign currency translation adjustment	(13,067)	(3,568)	(10,224)	(1,893)
Total other comprehensive (loss) income	(14,466)	(2,151)	(9,604)	(912)
Comprehensive income	$26,561	154,770	$11,810	145,059

Net income per share:
Basic	$1.28	4.85	$0.67	4.47
Diluted	$1.27	4.78	$0.66	4.40

Weighted-average common shares outstanding:
Basic	31,973	32,341	32,018	32,655
Diluted	32,309	32,843	32,377	33,157

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	March 31,
Assets	2016	2016

Current assets:
Cash and cash equivalents	$296,428	245,956
Trade accounts receivable, net	216,786	160,154
Inventories	373,502	299,911
Other current assets	81,982	79,744
Total current assets	968,698	785,765

Property and equipment, net	240,618	237,246
Other noncurrent assets	159,989	255,057

Total assets	$1,369,305	1,278,068

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$30,168	67,475
Trade accounts payable	172,751	100,593
Other current liabilities	124,059	70,430
Total current liabilities	326,978	238,498

Long-term liabilities:
Mortgage payable	32,227	32,631
Other liabilities	39,602	39,468
Total long-term liabilities	71,829	72,099

Total stockholders' equity	970,498	967,471

Total liabilities and stockholders' equity	$1,369,305	1,278,068

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Three Months Ended December 31, 2016
(in thousands, except per share data)
(unaudited)

	Three-month period ended December 31, 2016
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2)
Net sales	$760,345		$760,345
Cost of sales	376,711		376,711
Gross profit	383,634		383,634

Selling, general and administrative expenses	330,384	(128,935)	201,449
Income from operations	53,250	128,935	182,185

Other expense, net	2,363		2,363
Income before income taxes	50,887		179,822

Income tax expense	9,860		47,092
Net income	$41,027		$132,730

Net income per share:
Basic	$1.28		$4.15
Diluted	$1.27		$4.11

Weighted-average common shares outstanding:
Basic	31,973		31,973
Diluted	32,309		32,309

(1)

Amounts as of December 31, 2016 reflect charges related to restructuring costs as a result of retail store closures, office consolidations and the impairment of goodwill and patents related to the Sanuk brand.

(2)

The tax rate applied to the Non-GAAP measures is 26.2% for the fiscal quarter ended December 31, 2016. The difference from the GAAP tax rate is a result of the jurisdictional tax rates applied to the restructuring charges.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Nine Months Ended December 31, 2016
(in thousands, except per share data)
(unaudited)

	Nine-month period ended December 31, 2016
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2)
Net sales	$1,420,682		$1,420,682
Cost of sales	744,371		744,371
Gross profit	676,311		676,311

Selling, general and administrative expenses	647,357	(131,570)	515,787
Income from operations	28,954	131,570	160,524

Other expense, net	4,476		4,476
Income before income taxes	24,478		156,048

Income tax expense	3,064		40,960
Net income	$21,414		$115,088

Net income per share:
Basic	$0.67		$3.59
Diluted	$0.66		$3.55

Weighted-average common shares outstanding:
Basic	32,018		32,018
Diluted	32,377		32,377

(1)

Amounts as of December 31, 2016 reflect charges related to restructuring costs as a result of retail store closures, office consolidations and the impairment of goodwill and patents related to the Sanuk brand.

(2)

The tax rate applied to the Non-GAAP measures is 26.2% for the nine months ended December 31, 2016. The difference from the GAAP tax rate is a result of the jurisdictional tax rates applied to the restructuring charges.

CONTACT:
Investor Contact:
Deckers Brands
Steve Fasching
VP, Strategy & Investor Relations
805.967.7611